Exhibit 99.1
WASHINGTON UNIVERSITY IN ST. LOUIS
School of Medicine
Michael E. Black

September 29, 2005	Associate Vice Chancellor and Associate Dean for Administration and Finance Chief Financial Officer, Faculty Practice Plan
Mr. Michael M. Goldberg, M.D.
Chairman of the Board
Members of the Board of Directors
Emisphere Technologies, Inc.
765 Old Saw Mill River Road
Tarrytown, NY 10591-6715
Dear Board Members,
After considerable thought and deliberation I respectfully submit my resignation as a member of the Board of Directors of Emisphere Technologies effective immediately.
I regret that I am not able to continue as a contributing member of the board at this time. My goal has always been to represent the shareholders and to do what is best for the company in my capacity as a member of this board. Unfortunately, the current and projected increased demands of my position at Washington University School of Medicine make this decision appropriate for me at this time. Additionally, recent activities within Emisphere have caused me to question the direction the company may be taking and, with that, my ability to function as a board member and as a representative of the shareholders of this company.
I feel my resignation is in the best interest of Emisphere.
Sincerely,
Michael Black